SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 14, 2007
FORRESTER RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21433 (Commission File Number)	04-2797789 (I.R.S. Employer Identification Number)
400 Technology Square
Cambridge, Massachusetts 02139
(Address, of principal executive offices, including zip code)
(617) 613-6000
(Registrant’s Telephone number including area code)
N/A

(Former Name or Former Address, if Changes since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
On June 14, 2007, a Listing Qualifications panel (“Panel”) of The Nasdaq Stock Market granted the request of Forrester Research, Inc. (the “Company”) for continued listing on The Nasdaq Stock Market. As previously announced, the Company had received determination letters from the Nasdaq staff that it had failed to comply with the listing standards of The Nasdaq Stock Market as a result of its failure to file its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the period ended March 31, 2007.
The Company’s continued listing is subject to certain conditions, including that on or before September 12, 2007 it file with the SEC the delinquent reports and any required restatement of the Company’s historical financial statements. The Panel also has the right to reconsider the terms of its continued listing determination based on any event, condition or circumstances that would, in the opinion of the Panel, make continued listing of the Company’s securities on The Nasdaq Stock Market inadvisable or unwarranted. There can be no assurance that the Company will satisfy the conditions for continued listing, that Nasdaq will grant an additional extension of time to meet such conditions, if necessary, or that the Company’s common stock will remain listed on The Nasdaq Stock Market.
Separately, the Company has been notified that the Securities and Exchange Commission (the “SEC”) has issued a formal order of investigation relating to the Company’s stock option granting practices. The Company had notified the staff of the SEC before its public announcement of the investigation in December 2006 and is continuing to cooperate with the SEC staff pursuant to the SEC's previously issued informal request for the voluntary production of documents and various other information.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.
By	/s/ GAIL S. MANN
	Name:	Gail S. Mann
	Title:	Chief Legal Officer

Date: June 19, 2007